EXHIBIT 99.1
LendingClub Appoints Janey Whiteside to its Board of Directors

Former Chief Customer Officer of Walmart and Executive Vice President of American Express Brings Decades of Experience Transforming Large Consumer Brands

San Francisco, CA – April 24, 2023 – LendingClub Corporation (NYSE: LC), the parent company of LendingClub Bank, America's leading digital marketplace bank, today announced that Janey Whiteside joined as the newest member of its Board of Directors, effective April 20, 2023.

“We’re so pleased to welcome Janey to our Board of Directors,” said Scott Sanborn CEO of LendingClub. “Janey has a track record of growing and transforming some of the world’s most iconic products and brands and we’re thrilled to have her expertise as we become a digital marketplace bank of choice among consumers.”

Ms. Whiteside is a recognized leader with decades of experience across a range of marketing, digital and commercial disciplines and has a track record of growing and transforming large consumer brands. She currently is a Partner of the Consello Group and the CEO of Consello’s Growth and Business Development division.

Prior to joining Consello, she served as Walmart’s Executive Vice President and first Chief Customer Officer, leading Walmart’s transformation of customer-centric services and solutions. Ms. Whiteside was the architect of Walmart+, its first ever membership program, and Walmart Connect, its retail media business and new advertising platform. Under Ms. Whiteside’s direction, Walmart was recognized as an industry leader in design and innovation, including the merging of the Walmart apps, the expansion of the retailer’s pickup and delivery offering, new technologies to better employee’s work experience and launching a new store design.

Prior to Walmart, Ms. Whiteside spent over 20 years at American Express in senior management roles across business development, marketing, and operating roles in various customer segments. During her tenure with the company, Ms. Whiteside rose to Executive Vice President, leading the Global Premium Product, Benefits & Services team and became known as the force behind the successful re-launch of the iconic Platinum card. Prior to American Express, Ms. Whiteside worked at HSBC Bank in the United Kingdom.

“Within the last three years, LendingClub has completely transformed its business model to become a leading digital marketplace bank,” said Janey Whiteside. “I believe they have the power to truly change banking to work for its customers. I look forward to applying my expertise growing large consumer brands to LendingClub as it positions itself for its next phase of growth.”

Ms. Whiteside will serve on LendingClub’s Compensation Committee and Nominating and Corporate Governance Committee.

About LendingClub

LendingClub Corporation (NYSE: LC) is the parent company of LendingClub Bank, National Association, Member FDIC. LendingClub Bank is the leading digital marketplace bank in the U.S., where members can access a broad range of financial products and services designed to help them pay less when borrowing and earn more when saving. Based on more than 150 billion cells of data and over $80 billion in loans, our advanced credit decisioning and machine-learning models are used across the customer lifecycle to expand seamless access to credit for our members, while generating compelling risk-adjusted returns for our loan investors. Since 2007, more than 4.5 million members have joined the Club to help reach their financial goals. For more information about LendingClub, visit https://www.lendingclub.com.

CONTACT:
For Investors: IR@lendingclub.com
Media Contact: Press@lendingclub.com